Exhibit 99.1

Watsco’s First Quarter Earnings Surge on Record Sales and Margins

MIAMI, FLORIDA – (BUSINESS WIRE), April 15, 2015 – Watsco, Inc. (NYSE: WSO) reported record results for the first quarter ended March 31, 2015.

Key performance metrics:

•	35% jump in earnings per share to a record 65 cents
•	32% growth in operating income to a record $47 million
•	110 basis-point expansion in operating margins to a record 5.8%
•	50 basis-point improvement in gross profit margin
•	60 basis-point reduction in SG&A as a percentage of sales to a record low
•	6% sales increase to a record $809 million

Sales trends:

•	8% growth in HVAC equipment (64% of sales)
•	2% increase in other HVAC products (31% of sales)
•	5% increase in commercial refrigeration products (5% of sales)

Albert Nahmad, Watsco’s President & Chief Executive Officer stated: “Watsco delivered another solid quarter with strong earnings growth and margin expansion from a combination of increased sales, better selling margins and improved operating efficiencies. The results also reflect continued investment in products, technology and people to drive sales and innovation in our business. As we head into the selling season, we are focused on the same proven fundamentals – gain share for our supplier partners, anticipate and react quickly to the needs of our contractor customers and empower and reward our team of local leaders to grow sales and profits with greater efficiency.”

Results for the quarter include a four-cent EPS contribution from a 10% additional ownership interest in Carrier Enterprise LLC, a U.S. joint venture formed with Carrier in 2009. Watsco increased its ownership in Carrier Enterprise to 80% for cash consideration of $88 million on July 1, 2014.

Mr. Nahmad added: “It is an important caution that the first quarter is the seasonal low point for sales and profits due to the magnitude of the replacement market for air conditioning and heating products, which are highest during the second and third quarter of each calendar year. Accordingly, these first quarter results are disproportionately affected by this seasonality as well as general economic conditions.”

Outlook for Full-Year 2015

Watsco’s outlook for 2015 diluted earnings per share is within the range of $5.00 to $5.20, representing a prospective growth rate of 16% to 20% over 2014’s results.

Cash Flow & Dividends

For the quarter, Watsco used operating cash flow of $17 million, reflecting the typical, seasonal build-up of inventories prior to the selling season. The Company has targeted cash flow from operations to exceed net income in 2015. Since 2000, operating cash flow was approximately $1.4 billion versus net income of $1.3 billion, surpassing the Company’s stated goal.

Watsco has paid dividends to shareholders for 40 consecutive years. The Company’s philosophy is to share increasing amounts of cash flow through higher dividends while maintaining a conservative financial position with continued capacity to build its distribution network. In January 2015, Watsco announced a 17% increase in its dividend to an annual rate of $2.80 per share.

Conference Call Information

Date: April 15, 2015

Time: 10:00 a.m. (EDT)

Webcast: http://investors.watsco.com

Dial-in number: United States (866) 777-2509 / International (412) 317-5413.

A replay of the conference call will be available on the Company’s website.

About Watsco

Watsco improves indoor living and working environments with air conditioning and heating solutions that provide comfort regardless of the outdoor climate. Our solutions also promote healthier indoor spaces by removing pollutants from the indoor air that can lead to asthma, allergies and reductions in productivity. Furthermore, since heating and cooling accounts for approximately half of the energy consumed in a typical U.S. home, we offer consumers the greatest opportunity to save money on energy by replacing existing air conditioning and heating systems with more energy efficient and environmentally friendly solutions.

There are approximately 89 million central air conditioning and heating systems installed in the United States that have been in service for more than 10 years. Older systems often operate below today’s government mandated energy efficiency and environmental standards. Watsco has an opportunity to accelerate the replacement of these systems at a scale greater than our competitors as the movement toward reducing energy consumption and its environmental impact continues. We operate from 569 locations in the United States, Canada, Mexico and Puerto Rico, with additional market coverage on an export basis to Latin America and the Caribbean. As the industry leader, significant growth potential remains given that the estimated marketplace in the Americas for HVAC/R products is approximately $35 billion. Additional information about Watsco may be found at http://www.watsco.com.

Forward-Looking Statements

This document contains or incorporates by reference statements that are not historical in nature and that are intended to be, and are hereby identified as, “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Statements which are not historical in nature, including the words “anticipate,” “estimate,” “could,” “should,” “may,” “plan,” “seek,” “expect,” “believe,” “intend,” “target,” “will,” “project,” “focused,” “outlook” and variations of these words and negatives thereof and similar expressions are intended to identify forward-looking statements, including statements regarding, among others, (i) economic conditions, (ii) business and acquisition strategies, (iii) potential acquisitions and/or joint ventures, (iv) financing plans and (v) industry, demographic and other trends affecting our financial condition or results of operations. These forward-looking statements are based on management’s current expectations, are not guarantees of future performance and are subject to a number of risks, uncertainties and changes in circumstances, certain of which are beyond our control. Actual results could differ materially from these forward-looking statements as a result of several factors, including, but not limited to general economic conditions, competitive factors within the HVAC/R industry, effects of supplier concentration, fluctuations in certain commodity costs, consumer spending, consumer debt levels, new housing starts and completions, capital spending in the commercial construction market, access to liquidity needed for operations, seasonal nature of product sales, weather conditions, insurance coverage risks, federal, state and local regulations impacting our industry and products, prevailing interest rates, foreign currency exchange rate fluctuations, international political risk, cybersecurity risk and the continued viability of our business strategy.

We believe these forward-looking statements are reasonable; however, you should not place undue reliance on any forward-looking statements, which are based on current expectations. For additional information regarding other important factors that may affect our operations and could cause actual results to vary materially from those anticipated in the forward-looking statements see the discussion included in Item 1A “Risk Factors” of our most recent Annual Report on Form 10-K, as well as the other documents and reports that we file with the SEC. Forward-looking statements speak only as of the date the statement was made. We assume no obligation to update forward-looking information or the discussion of such risks and uncertainties to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except as required by applicable law. We qualify any and all of our forward-looking statements by these cautionary factors.

WATSCO, INC.

Condensed Consolidated Results of Operations

(In thousands, except per share data)

(Unaudited)

	Quarter Ended March 31,
	2015	2014
Revenues	$808,972	$762,568
Cost of sales	604,747	574,499

Gross profit	204,225	188,069
Gross profit margin	25.2%	24.7%

SG&A expenses	157,217	152,516

Operating income	47,008	35,553
Operating margin	5.8%	4.7%

Interest expense, net	1,377	1,009
Income before income taxes	45,631	34,544
Income taxes	14,331	10,141

Net income	31,300	24,403
Less: net income attributable to noncontrolling interest	8,252	7,650

Net income attributable to Watsco, Inc.	$23,048	$16,753

Diluted earnings per share:
Net income attributable to Watsco, Inc. shareholders	$23,048	$16,753
Less: distributed and undistributed earnings allocated to non-vested (restricted) common stock	1,868	1,242

Earnings allocated to Watsco, Inc. shareholders	$21,180	$15,511

Weighted-average Common and Class B common shares and equivalent shares used to calculate diluted earnings per share	32,431,077	32,305,445

Diluted earnings per share for Common and Class B common stock	$0.65	$0.48

WATSCO, INC.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	March 31, 2015	December 31, 2014
Cash and cash equivalents	$16,251	$24,447
Accounts receivable, net	436,456	434,234
Inventories	800,856	677,990
Other	19,773	20,664

Total current assets	1,273,336	1,157,335
Property and equipment, net	53,115	53,480
Goodwill, intangibles, net and other	563,054	580,252

Total assets	$1,889,505	$1,791,067

Accounts payable and accrued expenses	$355,969	$286,853
Current portion of long-term obligations	172	169

Total current liabilities	356,141	287,022

Borrowings under revolving credit agreement	340,653	303,199
Deferred income taxes and other liabilities	68,304	68,807

Total liabilities	765,098	659,028

Watsco’s shareholders’ equity	879,166	883,960
Noncontrolling interest	245,241	248,079

Shareholders’ equity	1,124,407	1,132,039

Total liabilities and shareholders’ equity	$1,889,505	$1,791,067

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Quarter Ended March 31,
	2015	2014
Cash flow from operating activities:
Net income	$31,300	$24,403
Non-cash items	11,103	10,438
Changes in working capital	(59,186)	(9,940)

Net cash (used in) provided by operating activities	(16,783)	24,901

Cash flow from investing activities:

Capital expenditures, net	(3,043)	(1,666)

Cash flow from financing activities:
Dividends on Common and Class B Common stock	(24,524)	(13,923)
Net proceeds (repayments) under revolving credit agreement	38,497	(2,553)
Distributions to noncontrolling interest	(3,654)	(7,614)
Other	1,698	978

Net cash provided by (used in) financing activities	12,017	(23,112)

Effect of foreign exchange rate changes on cash and cash equivalents	(387)	(144)

Net decrease in cash and cash equivalents	(8,196)	(21)
Cash and cash equivalents at beginning of period	24,447	19,478

Cash and cash equivalents at end of period	$16,251	$19,457